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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to use of our report dated March 26, 2013, except for Note 2 as it relates to Restatement and Basic and Dilutive Net Loss per Common Share, as to which the date is September 26, 2013, with respect to the financial statements of KYTHERA Biopharmaceuticals, Inc. included in the Amendment to the Annual Report (Form 10-K/A) for the year ended December 31, 2012, in the Registration Statement (Form S-1) and related Prospectus of KYTHERA Biopharmaceuticals, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California
September 30, 2013

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  Exhibit 23.1